Exhibit 5.1

September 13, 2019
Aurinia Pharmaceuticals Inc.
1203 - 4464 Markham Street
Victoria, BC V8Z 7X8
Dear Sirs/Mesdames:
RE: AURINIA PHARMACEUTICALS INC.
We are acting as counsel to Aurinia Pharmaceuticals Inc. (the “Corporation”) in connection with the filing on the date hereof of a Registration Statement on Form S-8 (the “Form S-8”) with respect to an aggregate of 3,553,383 Common Shares of the Corporation (the “Shares”) which represents 1,953,383 Shares issuable pursuant to the Corporation’s Stock Option Plan, as amended (the “Plan”) and 1,600,000 Shares issuable pursuant to an option commitment dated as of April 29, 2019, between the Corporation and Peter Greenleaf (the “Option Commitment”) granted outside of the Plan to induce employment with the Corporation (the “Inducement Grant”). We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including:

(a)	the articles of amalgamation and by-laws of the Corporation, each as amended to date;

(b)	the Plan;

(c)	resolutions of the directors and shareholders of the Corporation authorizing the Plan, including any amendments or supplements thereto;

(d)	the Option Commitment; and

(e)	the director’s consent resolution of the Corporation held on April 4, 2019 authorizing the Inducement Grant.
For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.
Based and relying upon and subject to the foregoing we are of the opinion that the Shares will be validly issued as fully paid and non-assessable shares (upon issuance and payment therefor in accordance with the Plan or the Option Commitment, as applicable).
The foregoing opinion is limited to the laws of Alberta and the federal laws of Canada applicable therein.
We consent to the filing of this opinion as an exhibit to the Form S-8. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Borden Ladner Gervais LLP